UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):
February 1, 2002

Commission File number 000-25829

PORTAL SOFTWARE, INC.
(Exact name of Registrant as specified in its charter)

Delaware	77-0369737
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. employer identification no.)

10200 South DeAnza Blvd
Cupertino, California 95014

(Address of principal executive offices, including zip code)

(408) 572-2000

(Registrant’s telephone number, including area code)

PORTAL SOFTWARE, INC.
FORM 8-K

INDEX

Item 5: Other Events	3

Signatures	4

ITEM 5.    OTHER EVENTS

In July 2001, the Financial Accounting Standards Board (“FASB”) issued FAS 142 “Goodwill and Other Intangible Assets” (“FAS 142”). FAS 142 requires that goodwill and other intangible assets with indefinite useful lives be tested for impairment, at least annually, instead of being amortized. Intangible assets with finite useful lives will continue to be amortized over their estimated useful lives. Adoption of FAS 142 in its entirety is required for fiscal years beginning after December 15, 2001. Upon adoption of FAS 142 in its entirety, there are transitional provisions that are required until all periods presented, both annual and interim, are accounted for in accordance with FAS 142.

The following table presents the net income (loss) for all periods presented, as adjusted, to exclude the amortization of goodwill.

	Years ended January 31,
(In thousands, except per share data):	2002	2001	2000
Net loss as reported	$(395,500)	$(2,307)	$(7,620)
Add back: Amortization of goodwill	31,127	14,864	—

Adjusted net income (loss)	$(364,373)	$12,557	$(7,620)

Basic net income (loss) per share:
Net loss per share as reported	$(2.30)	$(0.01)	$(0.06)
Add back: Amortization of goodwill per share	.18	.09	—

Adjusted net income (loss) per share	$(2.12)	$.08	$(0.06)

Diluted net income (loss) per share:
Net loss per share as reported	$(2.30)	$(0.01)	$(0.06)
Add back: Amortization of goodwill per share	.18	.08	—

Adjusted net income (loss) per share	$(2.12)	$.07	$(0.06)

	Quarters ended April 30,
(In thousands, except per share data):	2002	2001
Net loss as reported	$(12,008)	$(46,822)
Add back: Amortization of goodwill	—	15,348

Adjusted net income (loss)	$(12,008)	$(31,474)

Basic and diluted net income (loss) per share:
Net loss per share as reported	$(0.07)	$(0.27)
Add back: Amortization of goodwill per share	—	0.09

Adjusted net income (loss) per share	$(0.07)	$(0.18)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

July 16, 2002	PORTAL SOFTWARE, INC.

	By:	/s/ HOWARD A. BAIN III
Howard A. Bain III Chief Financial Officer (On behalf of the Registrant and as the Principal Financial Officer)

	By:	/s/ BRET L. ENGLAND
Bret L. England Vice President of Finance (Principal Accounting Officer)

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